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As filed with the Securities and Exchange Commission on February 28, 2003

Registration No. 333-102111

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO
THE REGISTRATION STATEMENT ON
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

NEW YORK (State of Incorporation)	14-0689340 (IRS Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828-1077
(Address of Principal Executive Offices)

Osmonics, Inc. 1993 Stock Option and Compensation Plan (as amended)
Osmonics, Inc. 1995 Director Stock Option Plan (as amended)
Osmonics, Inc. Incentive Stock Option Agreement Dated September 1, 1993 for Bjarne Nicolaisen (as amended)
(Full Titles of The Plans)

Robert E. Healing, Esq.
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828-1077
(Name and Address of Agent for Service)

(203) 373-2243
(Telephone Number, including area code, of Agent for Service)

Copy to:
 Stephen M. Wiseman, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036

INTRODUCTORY STATEMENT

        General Electric Company, a New York corporation, ("GE") hereby amends its Registration Statement on Form S-4 (Registration No. 333-102111), effective on January 24, 2003, relating to the registration of shares of its common stock, $.06 par value per share in connection with its acquisition of Osmonics, Inc. (the "Form S-4") by filing this Post Effective Amendment No. 1 on Form S-8 to the Form S-4 relating to the registration of 870,100 shares of common stock of GE, $.06 par value per share (and any shares issuable in connection with any stock split, reverse stock split, stock dividend or similar transaction in respect of such shares) issuable in connection with Osmonics, Inc. 1993 Stock Option and Compensation Plan (as amended), the Osmonics, Inc. 1995 Director Stock Option Plan (as amended) or the Osmonics, Inc. Incentive Stock Option Agreement dated September 1, 1993 for Bjarne Nicolaisen.

        On February 28, 2003, GE completed its acquisition of Osmonics, Inc., a Minnesota corporation, in accordance with the Agreement and Plan of Merger dated November 3, 2002, by and among GE, Oasis Acquisition, Inc. a wholly owned subsidiary of GE, and Osmonics. Pursuant to the merger agreement, each option to purchase shares of Osmonics common stock, par value $.01 per share, that was outstanding immediately prior to the merger pursuant to the Osmonics, Inc. 1993 Stock Option and Compensation Plan (as amended), the Osmonics, Inc. 1995 Director Stock Option Plan (as amended) or the Osmonics, Inc. Incentive Stock Option Agreement dated September 1, 1993 for Bjarne Nicolaisen (as amended) became an option to purchase the number of shares of GE common stock, par value $.06 per share, determined by multiplying the number of shares of Osmonics common stock subject to such option immediately prior to the merger by 0.7412 and rounding to the nearest whole share (or for any incentive stock option pursuant to Section 422 of the Code, rounded down to the nearest whole share). The exercise price per share of GE common stock is equal to the exercise price per share of Osmonics common stock prior to the merger divided by 0.7412, rounded if necessary to the nearest one one-hundredth of a cent. Each option continues to be subject to the same terms and conditions as were in effect immediately prior to the merger.

RECENT EARNINGS

        GE's unaudited consolidated revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings for the year ended December 31, 2002 were $131.7 billion, $18.9 billion, $15.1 billion and $14.1 billion, respectively. These results, which are subject to audit completion, compared with the following respective audited amounts for the year 2001: $125.9 billion, $19.7 billion, $14.1 billion and $13.7 billion. Factors affecting earnings in 2002 included record years by Power Systems, NBC, Commercial Finance, Consumer Finance and Medical Systems, sound performances by Aircraft Engines and Aviation Services in a very challenging business environment, much higher underwriting losses at Employers Reinsurance Corporation (ERC), and difficult years at Plastics and Lighting. With regard to accounting changes, in the first quarter of 2002, GE recorded a non-cash transition charge to earnings of $1.0 billion for impairment of goodwill as required for the adoption of Statement of Financial Accounting Standards No. 142. In the first quarter of 2001, GE recorded a one time non-cash transition charge of $0.4 billion as required for the adoption of Statement of Financial Accounting Standards No. 133 and Emerging Issues Task Force Issue 99-20, which provided new accounting rules for derivatives and other financial instruments.

        Unaudited consolidated fourth quarter 2002 revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings were $35.4 billion, $3.0 billion, $3.1 billion and $3.1 billion, respectively. These results, which are also subject to audit completion, compared with the following respective unaudited amounts for the fourth quarter of 2001: $34.0 billion, $5.3 billion, $3.9 billion and $3.9 billion. Fourth quarter 2002 earnings reflect charges of $1.4 billion for adverse development at ERC, a $0.5 billion gain from NBC's exchange of certain assets for the cable network Bravo and $0.3 billion of restructuring and other charges, all on an after-tax basis.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I will be sent or given to employees and/or directors of Osmonics as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by General Electric Company (the "Company") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this Registration Statement:

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2001, as filed on March 8, 2002

  (b)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 13, 2002

  (c)
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed July 31, 2002

  (d)
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed October 29, 2002

  (e)
  Current Report on Form 8-K, filed on March 25, 2002

  (f)
  Current Report on Form 8-K, filed on September 17, 2002

  (g)
  Current Report on Form 8-K, filed on November 21, 2002

  (h)
  Current Report on Form 8-K, filed on January 29, 2003

  (i)
  The description of the General Electric Company's common stock set forth under "Description of GE's Capital Stock" in Amendment No. 1 to GE's Registration Statement on Form S-4, Registration No. 333-102111, filed on January 24, 2003.

        In addition, all documents filed by General Electric Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the termination of the offering of the shares of common stock offered hereby, shall, to the extent required by law, be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The legality of the GE common stock offered hereby will be passed upon for GE by Robert E. Healing, Corporate Counsel of GE. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE common stock.

Item 6. Indemnification of Directors and Officers.

        Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled.

        Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

        Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

        Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

        Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

        Section 6 of the Restated Certificate of Incorporation, as amended, of GE provides in part as follows:

    A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

        Article XI of the bylaws, as amended, of GE provides as follows:

  A.
  The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

  B.
  The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

  C.
  The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

  D.
  The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

  E.
  This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

        GE has purchased liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by reference to Exhibit 3 of General Electric Company's Current Report on Form 8-K dated May 1, 2000.
5.1*	Opinion of Robert E. Healing, Esq. as to the legality of the securities being registered.
23.1	Consent of KPMG LLP
23.2*	Consent of Robert E. Healing, Esq. (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney.
*
Previously filed on December 23, 2002 in connection with the Form S-4 to which this Registration Statement relates

Item 9. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:
    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Connecticut, on this 27th day of February, 2003.

GENERAL ELECTRIC COMPANY
By:	/s/ PHILIP D. AMEEN
Philip D. Ameen Vice President and Comptroller

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jeffrey R. Immelt	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 27, 2003
* Keith S. Sherin	Senior Vice President—Finance and Chief Financial Officer (Principal Financial Officer)	February 27, 2003
/s/ PHILIP D. AMEEN Philip D. Ameen	Vice President and Comptroller (Principal Accounting Officer)	February 27, 2003
* James I Cash, Jr.	Director	February 27, 2003
* Dennis D. Dammerman	Director	February 27, 2003
* Ann M. Fudge	Director	February 27, 2003
* Claudio X. Gonzalez	Director	February 27, 2003
* Andrea Jung	Director	February 27, 2003
* Kenneth G. Langone	Director	February 27, 2003
* Ralph S. Larsen	Director	February 27, 2003
* Rochelle B. Lazarus	Director	February 27, 2003
* Sam Nunn	Director	February 27, 2003
* Roger S. Penske	Director	February 27, 2003
* Gary L. Rogers	Director	February 27, 2003
* Robert J. Swieringa	Director	February 27, 2003
* Douglas A. Warner III	Director	February 27, 2003

A majority of the Board of Directors

*By:	/s/ PHILIP D. AMEEN Philip D. Ameen As Attorney-in-Fact for the Directors above beside whose names an asterisk appears.

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INTRODUCTORY STATEMENT
RECENT EARNINGS
PART I
PART II
  Item 3 . Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES